UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2020

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SRNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 13, 2020, Sorrento Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with ACEA Therapeutics, Inc. (“ACEA”). Pursuant to the License Agreement, among other things, ACEA granted the Company an exclusive license and right under certain patents and certain know-how and other intellectual property (“Licensed Know-How”) to fully utilize, exploit and commercialize (i) the Licensed Know-How, (ii) Abivertinib (AC0010), a selective, orally available irreversible small molecule tyrosine kinase inhibitor to Bruton’s tyrosine kinase and mutant epidermal growth factor receptor, including any improvements thereto, and (iii) (a) any composition, product, or component part thereof, and (b) any and all services offered in connection or associated therewith (the “Licensed Products”), in all fields of use, including the diagnosis, treatment and/or cure of any human disease or disorder (the “Field”) worldwide, other than the People’s Republic of China (the “Territory”).

Pursuant to the License Agreement, the Company will generally exercise sole control over the Licensed Products in the Field in the Territory, and subject to ACEA’s supply and services obligations, the Company will be solely responsible for the development, manufacture, registration and commercialization of the Licensed Products in the Field in the Territory. ACEA also agreed to use commercially reasonable efforts to provide certain assistance, including certain chemistry, manufacturing and controls services to the Company. During the term of the License Agreement, the Company has the exclusive right to purchase or otherwise obtain the active pharmaceutical ingredient Abivertinib, capsules and placebos used in the development and manufacture of the Licensed Products from ACEA for use in the Field in the Territory.

As consideration for the license under the License Agreement, the Company has agreed to pay ACEA an up-front licensee fee of $15.0 million, of which $5.0 million is payable within ten business days of the date of the License Agreement and $10.0 million of which is payable within thirty calendar days of the date of the License Agreement.

The Company also agreed to pay ACEA (i) certain milestone payments upon the receipt of certain regulatory approvals, and (ii) certain milestone payments upon the Company’s or its affiliates’ achievement of certain commercial sales milestones. The upfront payments and the milestone payments may be comprised of cash or any combination of cash and common stock of the Company (“Common Stock”), in any case as determined by the Company so long as no more than 50% of any upfront payment or milestone payment is comprised of Common Stock. If the Company elects to make any payment in shares of Common Stock, the per share price used for calculating the number of shares of Common Stock issuable to ACEA shall be the volume weighted average price of the shares of Common Stock for the ten trading days ending on the date that is three trading days prior to the applicable date of issuance, subject to a true-up if the price at which any shares are issued is less than the closing price of the Common Stock on the date that is six months after the date of issuance of such shares. The Company has also agreed that any shares of Common Stock issued to ACEA under the License Agreement shall be registered and freely tradable within 30 days of the issuance thereof.

The Company will also pay certain royalties in the mid-single digit to low-double digit percentages of annual net sales by the Company, its affiliates or its sublicensees of Licensed Products that are covered by the licensed patents or incorporate Licensed Know-How following the first commercial sale of such Licensed Product in a given country.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 (the “Form 10-Q”) or via an amendment to this Current Report on Form 8-K. Certain terms of the License Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the License Agreement to be filed as an exhibit to the Form 10-Q or via an amendment to this Current Report on Form 8-K pursuant to Item 601(b)(10) of Regulation S-K because such terms are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

The representations, warranties and covenants contained in the License Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the License Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the License Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the License Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: July 17, 2020	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer